Exhibit (a)(5)(H)

News Release

Mitel Announces Extension of the Tender Offer to Acquire ShoreTel until September 22, 2017

OTTAWA, ON – September 18, 2017 – Mitel Networks Corporation (“Mitel”) (Nasdaq: MITL) (TSX: MNW) today announced that the tender offer (the “Offer”) made by Mitel’s indirect, wholly-owned subsidiary (the “Offeror”) to acquire all of the issued and outstanding shares of common stock of ShoreTel, Inc. (“ShoreTel”) (Nasdaq: SHOR) for US$7.50 per share, net to the seller in cash, net of applicable withholding taxes and without interest, has been extended until 5:00 p.m., New York City time, on September 22, 2017. The Offer was previously scheduled to expire at 5:00 p.m., New York City time, on Monday, September 18, 2017. All other terms and conditions of the tender offer remain unchanged.

Based on information provided by the depositary and paying agent for the Offer, as of 5:00 p.m., New York City time on Monday, September 18, 2017, approximately 58,298,389 shares of common stock, representing approximately 84.15% of the outstanding shares of common stock, of ShoreTel were validly tendered and not validly withdrawn from the Offer.

The Offer is being briefly extended to align with the expected completion of the Offeror’s debt financing syndication process. Mitel expects to complete the Offer closing and the consummation of the merger promptly following the new expiration time, subject to the satisfaction of the conditions to the Offer and the merger.

Additional Information

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of ShoreTel common stock, nor is it a substitute for the tender offer materials that Mitel and its acquisition subsidiary have filed with the U.S. Securities and Exchange Commission (the “SEC”). Mitel and its acquisition subsidiary have filed tender offer materials on Schedule TO and ShoreTel has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement contain important information. Holders of shares of ShoreTel common stock are urged to read these documents because they contain important information that holders of ShoreTel common stock should consider before making any decision regarding tendering their shares. The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, are available to all holders of shares of ShoreTel common stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement are available for free at the SEC’s web site at www.sec.gov. Copies of these documents are also available free of charge on Mitel’s website at investor.Mitel.com or by contacting Mitel’s Investor Relations Department at 469-574-8134. Copies of the documents filed with the SEC by ShoreTel are available free of charge on ShoreTel’s website at ir.shoretel.com or by contacting ShoreTel’s Investor Relations Department at (408) 962-2573. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, Mitel and ShoreTel file annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by Mitel or ShoreTel at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Mitel’s and ShoreTel’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Forward Looking Statements

Some of the statements in this press release are forward-looking statements (or forward-looking information) within the meaning of applicable U.S. and Canadian securities laws. These include statements using the words believe, target, outlook, may, will, should, could, estimate, continue, expect, intend, plan, predict, potential, project and anticipate, and similar statements which do not describe the present or provide information about the past. There is no guarantee that the expected events or expected results will actually occur. Such statements reflect the current views of management of Mitel and ShoreTel and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, operational and other factors. Any changes in these assumptions or other factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to Mitel or ShoreTel, or persons acting on either of their behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. In addition, material risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections; the integration of Mitel and ShoreTel and the ability to recognize the anticipated benefits from the proposed acquisition of ShoreTel (the “transaction”); the ability to obtain required regulatory approvals for the transaction, the timing of obtaining such approvals and the risk that such approvals may result in the imposition of conditions that could adversely affect the expected benefits of the transaction; the risk that the conditions to the transaction are not satisfied on a timely basis or at all and the failure of the transaction to close for any other reason; the anticipated size of the markets and continued demand for Mitel and ShoreTel products and services; the impact of competitive products and pricing and disruption to Mitel’s and ShoreTel’s respective businesses that could result from the announcement of the transaction; access to available financing on a timely basis and on reasonable terms, including amending Mitel’s existing credit facilities to fund the cash portion of the consideration in connection with the transaction; the ability to recognize the anticipated benefits from the divestment of Mitel’s mobile division (“Mobile Division”); risks associated with the non-cash consideration received by Mitel in connection with the divestment of the Mobile Division; the impact to Mitel’s business that could result from the announcement of the divestment of the Mobile Division; Mitel’s ability to achieve or sustain profitability in the future; fluctuations in quarterly and annual revenues and operating results; fluctuations in foreign exchange rates; current and ongoing global economic instability, political unrest and related sanctions; intense competition; reliance on channel partners for a significant component of sales; dependence upon a small number of outside contract manufacturers to manufacture products; and, Mitel’s ability to successfully implement and achieve its business strategies, including its growth of the company through acquisitions and the integration of recently acquired businesses and realization of synergies, including the proposed acquisition of ShoreTel. Additional risks are described under the heading “Risk Factors” in Mitel’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC and Canadian securities regulatory authorities on March 1, 2017, in Mitel’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 filed with the SEC and Canadian securities regulatory authorities on July 28, 2017, and in ShoreTel’s Annual Report on Form 10-K for the year ended June 30, 2017 filed with the SEC on September 8, 2017. Forward-looking statements speak only as of the date they are made. Except as required by law, neither Mitel nor ShoreTel has any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

About Mitel

A global market leader in enterprise communications powering more than two billion business connections, Mitel (Nasdaq:MITL) (TSX:MNW) helps businesses and service providers connect, collaborate and provide innovative services to their customers. Our innovation and communications experts serve more than 60 million business users in more than 100 countries. For more information, go to www.mitel.com and follow us on Twitter @Mitel.

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Contact Information:

Media

Camille Beasley

469-212-0433

camille.beasley@mitel.com

Investors

Michael McCarthy

469-574-8134

michael.mccarthy@mitel.com

Industry Analysts

Denise Hogberg

469-212-0434

denise.hogberg@mitel.com